JOINT FIDELITY BOND AGREEMENT

AGREEMENT made effective this 1st day of March, 2020, by and among each of the Registrants listed on Schedule A to this Agreement (each a "Registrant" and collectively, the "Registrants") and each an "Insured" and collectively, the "Insureds").

	WHEREAS, each Registrant is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, pursuant to the requirements of Rule 17g-1 under the 1940 Act, each Registrant is required to maintain a fidelity bond against larceny and embezzlement covering certain of its officers and employees; and

	 WHEREAS, Rule 17g-1 provides that a registered management investment company may obtain a joint insured bond covering itself and other persons, as specified in Rule 17g-1(b) under the 1940 Act, including other registered investment companies that are managed and/or whose shares are distributed by the same entities (or affiliates of such entities); and

	 WHEREAS, each series of the Registrants is managed by subsidiaries or affiliates of JPMorgan Chase & Co.
("JPMorgan"); and

	 WHEREAS, the Insureds have entered into a Registered
 Management Investment Company Bond issued by St. Paul Fire and Marine Insurance Company ("Bond"); and

	WHEREAS, the Insureds desire to provide for:
(1) the method by which the amount of coverage provided under the Bond will be determined from time to time;
and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that one or more Insureds suffer loss and consequently are entitled to recover under the Bond;

	NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

       1. Amount of Coverage Maintained. The amount of fidelity bond coverage under the Bond shall at all times be at least equal in amount to the total amount of coverage which each Registrant would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph
 (d) of Rule 17g-1 under the 1940 Act had each Registrant not been a named Insured under the Bond.

       2. Allocation of Recovery. In the event recovery is received under the Bond as a result of loss sustained by more than one of the Insureds, each such Registrant shall receive an equitable and proportionate share of the recovery which shall be at least equal to the amount which that Registrant would have received had it provided and maintained a single insured bond with the minimum coverage required by
Rule 17g-1(d)(1).

       3. Allocation of Premiums. No premium shall be paid by a Registrant under the Bond unless that Registrant's Board of Trustees, including majority of those Trustees who are not "interested persons" of the Registrant as defined by
Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by that Registrant. The premium payable on the Bond shall be allocated among the Insureds as determined by the Registrants' Board of Trustees.

       4. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

       5. Applicable Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

 	6. Term. The term of this Agreement shall commence on the date hereof and shall terminate upon the termination or cancellation of the Bond.

IN WITNESS WHEREOF, each of the parties
 has caused this Agreement to be executed in its name and behalf by its authorized representative effective as of the day and year first above written.

JPMorgan Trust I
JPMorgan Trust II
JPMorgan Trust IV
Undiscovered Managers Funds
JPMorgan Insurance Trust
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
JPMorgan Institutional Trust
J.P. Morgan Access Multi-Strategy Fund, L.L.C.
J.P. Morgan Access Multi-Strategy Fund II


By: 	/s/ Timothy Clemens
Name:	Timothy Clemens
Title: 	Treasurer


				Schedule A: Registrants




JPMorgan Trust I
JPMorgan Trust II
JPMorgan Trust IV
Undiscovered Managers Funds
JPMorgan Insurance Trust
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
JPMorgan Institutional Trust
J.P. Morgan Access Multi-Strategy Fund, L.L.C.
J.P. Morgan Access Multi-Strategy Fund II